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                                                                    EXHIBIT 99.1


                       LEAR CORPORATION DECLARES DIVIDEND
                  DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS



SOUTHFIELD, MICHIGAN, MARCH 2, 2000 - The Board of Directors of Lear Corporation [yesterday] declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its common stock.

Kenneth L. Way, Chairman and Chief Executive Officer of Lear Corporation, stated: "The Preferred Share Purchase Rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Lear Corporation without paying all of our stockholders a premium for that control. The Preferred Share Purchase Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

The Preferred Share Purchase Rights are intended to enable all of our stockholders to realize the long-term value of their investment in the Company. The Preferred Share Purchase Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Preferred Share Purchase Rights will be exercisable only if a person or group acquires 20% or more of Lear Corporation's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each Preferred Share Purchase Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $125.

If a person or group acquires 20% or more of Lear Corporation's outstanding common stock, each Preferred Share Purchase Right will entitle its holder (other than such person or group) to purchase, at the Preferred Share Purchase Right's then-current exercise price, a number of Lear Corporation's common shares having a market value of twice such price. In addition, if Lear Corporation is acquired in a merger or other business combination transaction after a person has


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acquired 20% or more of the Company's outstanding common stock, each Preferred
Share Purchase Right will entitle its holder to purchase, at the Preferred Share Purchase Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person or group will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Preferred Share Purchase Rights are redeemable for one cent per right at the option of the Board of Directors.

The Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10%.

The dividend distribution will be made on March 17, 2000, payable to stockholders of record on that date, and is not taxable to stockholders. The Preferred Share Purchase Rights will expire on March 1, 2010.

Lear Corporation, a Fortune 200 company headquartered in Southfield, Michigan, USA, is one of the world's largest automotive suppliers, with annual sales of more than $12 billion. The company's world-class products are designed, engineered and manufactured by more than 120,000 employees in over 300 facilities located in 33 countries.



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